EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Shareholders of
Apollo Gold Corporation

We have audited the accompanying consolidated balance sheets of Apollo Gold Corporation (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with Canadian generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses.

/s/ Deloitte & Touche LLP
Vancouver, British Columbia March 15, 2005, except for Note 3(j) and Note 22, which are as of December 21, 2005

COMMENTS BY AUDITORS ON CANADA-UNITED STATES OF AMERICA

REPORTING DIFFERENCES

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Shareholders dated March 15, 2005 (except for Note 3(j) and Note 22, which are as of December 21, 2005), is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the consolidated financial statements.

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s consolidated financial statements, such as the changes described in Notes 3(j), 3(o) and 3(p) to the consolidated financial statements. Our report to the shareholders, dated March 15, 2005 (except for Note 3(j) and Note 22, which are as of December 21, 2005), is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ Deloitte & Touche LLP
Vancouver, British Columbia March 15, 2005, except for Note 3(j) and Note 22, which are as of December 21, 2005

APOLLO GOLD CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2005
	(In thousands of United States dollars)
ASSETS
CURRENT
Cash and cash equivalents	$6,886	$25,832
Short-term investments	-	5,855
Accounts receivable	2,963	3,861
Prepaids	109	274
Inventories (Note 5)	2,192	1,640
Current assets held for sale (Note 22)	10,510	11,876
Total current assets	22,660	49,338
PROPERTY, PLANT AND EQUIPMENT (Note 6)	37,599	24,990
RESTRICTED CERTIFICATE OF DEPOSIT (Note 7)	4,371	3,084
DEFERRED FINANCING COSTS (Note 9)	901	-
NON-CURRENT ASSETS HELD FOR SALE (Note 22)	32,104	19,165
TOTAL ASSETS	$97,635	$96,577

LIABILITIES
CURRENT
Accounts payable	$6,007	$3,443
Accrued liabilities	1,795	1,571
Notes payable (Note 8)	789	1,351
Property and mining taxes payable	1,070	946
Current liabilities held for sale (Note 22)	8,224	6,515
Total current liabilities	17,885	13,826
NOTES PAYABLE AND LONG-TERM LIABILITY (Note 8)	423	980
CONVERTIBLE DEBENTURE (Note 9)	5,538	-
ACCRUED SITE CLOSURE COSTS (Note 11)	11,753	9,148
NON-CURRENT LIABILITIES HELD FOR SALE (Note 22)	14,815	14,766
TOTAL LIABILITIES	50,414	38,720
CONTINUING OPERATIONS (Note 1)
COMMITMENTS AND CONTINGENCIES (Note 15)
SHAREHOLDERS’ EQUITY
Share capital (Note 12)	141,795	120,624
Issuable common shares	231	231
Equity component of convertible debentures (Note 9)	1,815	-
Note warrants (Note 9)	781	-
Contributed surplus (Note 12)	9,627	7,172
Deficit	(107,028)	(70,170)
Total shareholders’ equity	47,221	57,857
Total liabilities and shareholders’ equity	$97,635	$96,577

APOLLO GOLD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002
	(In thousands of United States dollars, except for share amounts)
REVENUE
Revenue from sale of minerals	$38,254	$30,858	$-
OPERATING EXPENSES
Direct operating costs	52,473	34,184	12,159
Depreciation and amortization	2,640	6,135	-
General and administrative expenses	7,095	4,651	2,286
Share-based compensation	767	376	615
Accretion expense	820	500	300
Exploration and business development	1,051	2,117	451
	64,846	47,963	15,811
OPERATING LOSS	(26,592)	(17,105)	(15,811)
OTHER INCOME (EXPENSES)
Interest income	313	213	76
Interest expense	(252)	(205)	(528)
Foreign exchange (loss) gain and other	(764)	1,307	678
LOSS FROM CONTINUING OPERATIONS FOR THE YEAR	(27,295)	(15,790)	(15,585)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS FOR THE YEAR (NOTE 22)	(3,712)	1,700	405
NET LOSS FOR THE YEAR	$(31,007)	$(14,090)	$(15,180)
BASIC AND DILUTED NET (LOSS) INCOME PER SHARE FROM: CONTINUING OPERATIONS	$(0.34)	$(0.29)	$(0.81)
DISCONTINUED OPERATONS	(0.05)	0.03	0.02
	$(0.39)	$(0.26)	$(0.79)
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING	78,716,042	54,536,679	19,297,668

APOLLO GOLD CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Share Capital		Issuable Common Shares	Equity Component of Convertible Debentures	Note Warrant	Special Warrants	Contributed Surplus	Deficit	Total
	Number of Shares	Amount
	(In thousands of United States dollars)
Balance, December 31, 2001	834,124	$41,186	$231	$-	$-	$-	$177	$(40,900)	$694
Conversion of debentures (Note 12(c)(i))	28,750,000	16,623	-	-	-	-	4,149	-	20,772
Issuance of shares on Nevoro acquisition (Note 4(a))	1,970,000	2,349	-	-	-	-	-	-	2,349
Black Fox purchase (Note 4(b))	2,080,000	2,949	-	-	-	-	-	-	2,949
Conversion of special warrants private placement issued September 13, 2002 (Note 12(c) (ii))	4,963,000	6,224	-	-	-	-	-	-	6,224
Flow-through common shares (Note 12(c) (iii))	1,593,750	2,875	-	-	-	-	-	-	2,875
Share compensation	-	-	-	-	-	-	615	-	615
Special warrants private placement issued December 23, 2002 (Note 12(c) (iv))	-	-	-	-	-	6,305	2,082	-	8,387
Net loss	-	-	-	-	-	-	-	(15,180)	(15,180)
Balance, December 31, 2002	40,190,874	72,206	231	-	-	6,305	7,023	(56,080)	29,685
Shares issued for cash (Note 12(b))	24,432,300	37,314	-	-	-	-	388	-	37,702
Conversion of special warrants	6,000,000	6,305	-	-	-	(6,305)	-	-	-
Warrants exercised	2,381,500	3,810	-	-	-	-	-	-	3,810
Options exercised	158,616	127	-	-	-	-	-	-	127
Nevoro acquisition, senior executive share compensation	-	-	-	-	-	-	376	-	376
Shares issued to supplier	50,000	113	-	-	-	-	-	-	113

Shares issued for land	61,500	134	-	-	-	-	-	-	134
Fiscal 2002 stock-based compensation issued in 2003	265,000	615	-	-	-	-	(615)	-	-
Net loss	-	-	-	-	-	-	-	(14,090)	(14,090)
Balance, December 31, 2003 as previously reported	73,539,790	120,624	231	-	-	-	7,172	(70,170)	57,857
Cumulative effect of change in accounting policy (Note 3(p))	-	257	-	-	-	-	5,594	(5,851)	-
Adjusted balance, December 31, 2003	73,539,790	120,881	231	-	-	-	12,766	(76,021)	57,857
Units issued for cash (Note 12(a) (ii))	8,299,999	4,873	-	-	-	-	622	-	5,495
Conversion of special warrants (Note 12(a)(i))	2,326,666	1,449	-	-	-	-	50	-	1,499
Flow-through common shares	714,285	515	-	-	-	-	-	-	515
Warrants exercised	5,399,848	12,695	-	-	-	-	(4,083)	-	8,612
Options exercised	399,054	966	-	-	-	-	(647)	-	319
Shares reacquired and cancelled	(20,500)	(48)	-	-	-	-	-	-	(48)
Shares issued for Huizopa interest	48,978	88	-	-	-	-	-	-	88
Shares issued for 2003 share-based compensation	265,000	376	-	-	-	-	(376)	-	-
Bridge loan compensation warrants	-	-	-	-	-	-	275	-	275
Equity component of convertible debenture	-	-	-	1,815	-	-	63	-	1,878
Note warrant	-	-	-	-	781	-	27	-	808
Debenture compensation warrants	-	-	-	-	-	-	163	-	163
Stock-based compensation	-	-	-	-	-	-	767	-	767
Net loss	-	-	-	-	-	-	-	(31,007)	(31,007)
Balance, December 31, 2004	90,973,120	$141,795	$231	$1,815	$781	$-	$9,627	$(107,028)	$47,221

APOLLO GOLD CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
	(In thousands of United States dollars)
OPERATING ACTIVITIES
Net loss from continuing operations for the year	$(27,295)	$(15,790)	$(15,585)
Items not affecting cash:
Depreciation and amortization	2,640	6,135	-
Amortization of deferred financing costs	53	-	-
Share-based compensation	767	376	615
Accretion expense - accrued site closure costs	820	500	300
Accretion expense - convertible debenture	71	-	-
Gain on sale of property, plant and equipment	-	(339)	-
Reclamation and closure costs and other	-	83	-
Bridge loan compensation warrants	275	-	-
Net change in non-cash operating working capital items (Note 17)	3,423	(1,094)	(804)
Discontinued operations	(1,299)	6,999	3,942
Net cash used in operating activities	(20,545)	(3,130)	(11,532)
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(13,018)	(8,518)	(1,876)
Short-term investments	5,855	(5,855)	-
Proceeds from disposal of property, plant and equipment	-	339	-
Restricted Certificate of Deposit and other assets	(1,286)	(1,320)	(489)
Acquisition of Nevoro (Note 4(a))	-	-	(11,061)
Black Fox acquisition (Note 4(b))	-	-	(2,028)
Discontinued operations	(9,587)	(3,260)	(2,136)
Net cash used in investing activities	(18,036)	(18,614)	(17,590)
FINANCING ACTIVITIES
Proceeds on issuance of shares	6,994	37,702	-
Proceeds from exercise of warrants and options	8,931	3,937	-
Proceeds from bridge loan	3,000	-	-
Repayment of bridge loan	(3,000)	-	-
Acquisition and cancellation of shares	(48)		-
Issuance of special warrants	-	-	14,611
Issuance of flow-through common shares	515	-	2,875
Proceeds on issuance of convertible debentures, net	7,525	-	20,772
Convertible debenture interest paid	(163)	-	-
Proceeds from notes payable	-	1,259	2,000
Payments of notes payable	(1,478)	(1,293)	(592)
Discontinued operations	(2,641)	(2,435)	(2,220)
Net cash provided by financing activities	19,635	39,170	37,446
NET (DECREASE) INCREASE IN CASH	(18,946)	17,426	8,324
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	25,832	8,406	82
CASH AND CASH EQUIVALENTS, END OF YEAR	$6,886	$25,832	$8,406
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$560	$544	$991
Income taxes paid	$-	$-	$-

During the years ended December 31, 2004, 2003 and 2002, property, plant and equipment totaling $19, $1,500 and $1,550, respectively, was acquired under capital lease obligations.

During the year ended December 31, 2004, the Company issued 48,978 shares to meet the earn-in requirements of the Huizopa joint venture agreement with Argonaut Mines LLC. Share capital and property, plant and equipment both increased by $88 as a result of this transaction. Property, plant and equipment totaling $340 was acquired under a capital lease arrangement.

During the year ended December 31, 2003, the Company issued 61,500 shares to acquire certain parcels of land located in Nevada. Share capital and property, plant and equipment both increased by $134 as a result of this transaction.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements

Years ended December 31, 2004, 2003 and 2002

(stated in United States dollars; tabular amounts in thousands)

1.	CONTINUING OPERATIONS

These consolidated financial statements are prepared on the basis of a going concern which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. To date the Company has funded its operations primarily through issuance of debt and equity securities. The Company’s ability to continue as a going concern is dependent on its ability to successfully operate its mines to generate cash flow. The Company will not have sufficient resources from existing operations to finance development of the Black Fox Project. Subsequent to December 31, 2004, the Company completed the “over allotment” of the December 31, 2004 financing totaling $3.1 million to sustain current operations and exploration activities. The Company has received a net amount from the over allotment of $2.9 million. The Company is actively seeking financing to develop the Black Fox Project, however, the availability, amount, terms and timing of this financing is not certain at this time.

2.	NATURE OF OPERATIONS

On June 25, 2002, pursuant to a statutory Plan of Arrangement, Apollo Gold Corporation (“Apollo” or the “Company”) acquired the business of Nevoro Gold Corporation (“Nevoro”). This acquisition has been accounted for using the purchase method of accounting.

Apollo, through its acquisition of Nevoro, is engaged in gold mining including extraction, processing refining and the production of other by-product metals, as well as related activities including exploration and development. The Company currently owns and operates the Montana Tunnels Mine, an open pit mine and mill, producing gold dore࿸ and lead-gold and zinc-gold concentrates located in the State of Montana. The Company also owns the Diamond Hill Mine, currently under care and maintenance, also located in the State of Montana.

In April 2004 the Company acquired contractual rights to mining concessions covering 22 square kilometers near Chihuahua, Mexico. This newly acquired exploration project called Huizopa is an earn in joint venture with Argonaut Mines LLC of Reno, Nevada. The property is located in the historic Sierra Madre Gold Belt. Apollo currently has the right to earn a 51% interest in the Huizopa project by spending $3.0 million in exploration over the next four years and making periodic land payments which, if all are paid, total $2.2 million.

Apollo also purchased in September 2002 the Black Fox Project (former Glimmer Mine) which is located in the Province of Ontario near the Township of Mattheson. The Project is now considered a development property.

Prior to the acquisition of Nevoro, the Company had interests in exploration projects in Indonesia and the Philippines. In December 2001, the Company executed an agreement with Hinoba Holdings Limited (“HL”) whereby HL was granted an option to acquire all of the rights to the Company’s Philippines project. HL defaulted on this agreement and the Company has discontinued pursuing its interest in the Philippines and Indonesia projects and is no longer financing the subsidiaries that own the underlying title to the properties. During 2003, the Company sold its interest in the Philippines and Indonesia projects for $166,000.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

3.	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Apollo are prepared by management in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and except as described in Note 20, conform in all material respects with accounting principles generally accepted in the United States (“U.S. GAAP”). The principal accounting policies followed by the Company, which have been consistently applied, are summarized as follows:

(a)	Principles of consolidation

The consolidated financial statements include the accounts of Apollo and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

(b)	Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Significant estimates used herein include those relating to gold and other metal prices, recoverable proven and probable reserves, available resources, available operating capital and required reclamation costs. These estimates each affect management’s evaluation of asset impairment and the recorded balances of broken ore on leach pad, property, plant and equipment, reclamation and site closure costs and the future tax asset valuation allowance. It is reasonably possible that actual results could differ in the near term from those and other estimates used in preparing these financial statements and such differences could be material.

(c)	Foreign currency transactions

Transactions denominated in Canadian dollars have been translated into U.S. dollars at the approximate rate of exchange prevailing at the time of the transaction. Monetary assets and liabilities denominated in foreign currencies have been translated into U.S. dollars at the year-end exchange rate. Exchange gains and losses are included in operating results.

(d)	Cash and cash equivalents

Cash and cash equivalents are comprised of cash, term deposits and treasury bills. The original maturity dates of term deposits and treasury bills is not in excess of 90 days.

(e)	Short-term investments

Short-term investments are comprised of term deposits with maturity dates of greater than 90 days and less than one year from date of acquisition.

(f)	Broken ore on leach pads

Broken ore on leach pad comprises gold in process in heap leach pads and in stockpiles that are valued at the lower of average production cost and net realizable value. Based on current production estimates, the gold contained within the heap leach pad is recoverable over a period in excess of twelve months. The cost of gold in process and final products is comprised of costs of mining the ore and hauling it to the mill, costs of processing the ore and an attributable amount of mining and production

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

3.    SIGNIFICANT ACCOUNTING POLICIES (continued)

overheads relating to deferred mineral property and development costs. Units of gold on the leach pad are based on the amount of ore introduced into production, expected recovery and assay results.

Direct production costs associated with ore on the heap leach pads are deferred and amortized as the contained gold is recovered. Based upon actual metal recoveries, the Company periodically evaluates and refines estimates used in determining the amortization and carrying value of deferred mining costs associated with ore under leach.

(g)	Inventories

Metals inventories are stated at the lower of cost and net realizable value determined by using the first-in, first-out method. Materials and supplies at the mine sites are valued at the lower of direct cost of acquisition and replacement cost.

(h)	Property, plant and equipment

Mine development costs are capitalized after proven and probable reserves have been identified. Amortization is calculated using the units-of-production method over the expected life of the operation based on the estimated recoverable gold equivalent ounces or value of metals over proven and probable reserves and a portion of resources expected to be converted to reserves based on past results.

Buildings and equipment are recorded at acquisition cost and amortized over the remaining reserves of the mine site on a units-of-production basis. Equipment that is mobile is amortized on a straight-line basis over the estimated useful life of the equipment of five to ten years. Costs relating to repair and maintenance costs are expensed as incurred.

Financing and acquisition costs including interest and fees are capitalized on the basis of expenditures incurred for the acquisition of assets and mineralized properties and related development activities. Capitalization ceases when the asset or property is substantially complete and ready to produce at commercial rates.

(i)	Mineral rights

Mineral rights include the cost of obtaining unpatented and patented United States of America mining claims and the cost of acquisition of properties. Significant payments related to the acquisition of land and mineral rights are capitalized. If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on proven and probable reserves. If no mineable ore body is discovered or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value.

(j)	Stripping costs

On March 30, 2005, the Financial Accounting Standard Board (“FASB”) ratified the consensus of the Emerging Issues Task Force (“EITF”) Issue 04-06 that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

3.    SIGNIFICANT ACCOUNTING POLICIES (continued)

In 2004 and prior periods, Apollo deferred or accrued stripping costs incurred during production, as appropriate, and charged these costs to operations on the basis of the estimated average stripping ratio for Montana Tunnels. Commencing in the second quarter of 2005, Apollo changed its accounting policy under Canadian GAAP and U.S. GAAP with respect to stripping costs to be consistent with the consensus reached by the EITF, on the basis that the consensus results in a more reliable, relevant and consistent application of GAAP. This change has been applied retrospectively by restating prior periods. The effect of this change was to increase the net loss for the years ended December 31, 2004, 2003 and 2002 by $12,818,000 ($0.16 per share), $11,904,000 ($0.22 per share), and $12,129,000 ($0.63 per share), respectively.

(k)	Exploration expenditures

Exploration expenditures are expensed as incurred during the reporting period.

(l)	Property evaluations

The Company evaluates the carrying amounts of its mining properties and related buildings and plant and equipment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Annually, or if the Company has reason to believe that an impairment may exist, estimated future undiscounted cash flows are prepared using estimated recoverable ounces of gold (considering current proven and probable reserves and mineral resources expected to be converted into mineral reserves) and corresponding by-product credits along with estimated future metals prices and estimated operating and capital costs. The inclusion of mineral resources is based on various circumstances, including but not limited to the existence and nature of known mineralization, location of the property, results of recent drilling and analysis to demonstrate the ore is commercially recoverable. The future cash flows cover the known ore reserve at the time. If the future undiscounted cash flows are less than the carrying value of the assets, the assets will be written down to fair value and the write-off charged to earnings in the current period.

(m)	Reclamation and closure costs

The Company recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

The present value of the reclamation liabilities may be subject to change based on management’s current estimates, changes in remediation technology or changes to the applicable laws and regulations by regulatory authorities, which affects the ultimate cost of remediation and reclamation.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

3.    SIGNIFICANT ACCOUNTING POLICIES (continued)

(n)	Revenue recognition

Revenue from the sale of gold and by-products is recognized when the following conditions are met: persuasive evidence of an arrangement exists; delivery has occurred in accordance with the terms of the arrangement; the price is fixed or determinable and collectability is reasonably assured. Revenue for gold bullion is recognized at the time of delivery and transfer of title to counter-parties. Revenue for lead and zinc concentrates is determined by contract as legal title to the concentrate transfers and include provisional pricing arrangements accounted for as an embedded derivative instrument under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

(o)	Commodity contracts

The Company enters into hedging contracts for gold involving the use of combinations of put and call options. These options have common notional amounts and maturity dates and are designated in combination as hedges of future gold sales on the basis that they generate offsetting cash flows. No premium has been received with respect to these options.

Providing that the criteria for an effective hedge are met, gains and losses on the contracts are deferred and recognized in revenue at the time of the sale of the designated future gold production. If the criteria are not met these contracts will be marked to market each period.

Effective January 1, 2004, the Company adopted the CICA Accounting Guideline 13, Hedging Relationships (“AcG-13”). AcG-13 specifies the conditions under which hedge accounting is appropriate and includes requirements for the identification, documentation and designation of hedging relationships, sets standards for determining hedge effectiveness, and establishes criteria for the discontinuance of hedge accounting. The adoption of AcG-13 had the effect of increasing unrealized loss on commodity contracts and deferred loss on commodity contracts by $5.4 million (Note 14).

(p)	Stock incentive plans

Effective January 1, 2004, the Company adopted the amended recommendations of the CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments. Under the amended standards of this Section, the fair value of all stock-based awards granted are estimated using the Black-Scholes model and are recorded in operations over their vesting periods. The compensation cost related to stock options granted to employees and directors after January 1, 2004 is recorded in the consolidated statement of operations.

Previously, the Company provided note disclosure of pro forma net loss as if the fair value based method had been used on stock options granted to employees and directors after January 1, 2002. The amended recommendations have been applied using the retroactive method without restatement and had the effect of increasing share capital, contributed surplus and opening deficit as follows:

Increase as at January 1, 2004
Share capital	$257
Contributed surplus	5,594
Deficit	(5,851)

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

3.    SIGNIFICANT ACCOUNTING POLICIES (continued)

(q)	Income taxes

The Company accounts for income taxes whereby future income tax assets and liabilities are computed based on differences between the carrying amount of assets and liabilities on the balance sheet and their corresponding tax values using the enacted income tax rates at each balance sheet date. Future income tax assets also result from unused loss carryforwards and other deductions. The valuation of future income tax assets is reviewed annually and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount. Although the Company has tax loss carryforwards (see Note 13), there is uncertainty as to utilization prior to their expiry. Accordingly, the future income tax asset amounts have been fully offset by an uncertainty provision.

(r)	Loss per share

The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the year. The fully diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding stock options and share purchase warrants, in the weighted average number of common shares outstanding during the year, if dilutive. For this purpose, the “treasury stock method” is used for the assumed proceeds upon the exercise of stock options and warrants that are used to purchase common shares at the average market price during the year.

(s)	Comparative figures

Certain of the prior year’s figures have been reclassified to conform to the current year’s presentation.

4.	ACQUISITION

(a)	Plan of arrangement

The Company acquired Nevoro as of June 25, 2002. In order to finance the acquisition and continuing operations of Nevoro, the Company completed a private placement financing of approximately $20.8 million, net of issue expenses. The private placement was in the form of non-interest bearing convertible secured debentures. The debentures were converted into common shares and warrants of the Company upon completion of the Plan of Arrangement as described in Note 12.

Apollo issued 1,970,000 shares (Note 12) valued at approximately $2.3 million to the former shareholders of Nevoro as part consideration for the acquisition of all of the outstanding shares of Nevoro with the balance of the consideration being cash of $11.1 million. The value of the shares issued was determined based on the average market price of common shares over the two-day period before and after the terms of the acquisition were agreed to and announced, less imputed share issuance costs of $126,000. The allocation of the purchase price consisted of $14.9 million of current assets, $34.9 million in broken ore on leach pad property, plant and equipment and other long-term assets. Liabilities assumed consisted of $10.1 million in current liabilities, $5.4 million in notes payable and $20.9 million in accrued site closed costs.

In addition, certain key employees, officers and directors are eligible to receive up to an aggregate of 2,780,412 options of the Company. Each option will be exercisable for a period of five years from the effective date and entitle the holder to acquire one share at an exercise price of $0.80 per

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

4.     ACQUISITION (continued)

share. In fiscal 2002, following the completion of the Plan of Arrangement, one-half of the options vested based upon satisfying the established performance criteria. The balance of the options vest based upon satisfying the established fiscal 2003 performance criteria. These new unvested options were not included as part of the purchase consideration but have been accounted for in accordance with the Company’s accounting policy for employee stock options as outlined in Note 3.

The statement of earnings of Apollo for the year ended December 31, 2002 include the earnings of Nevoro for the period from June 25, 2002.

(b)	Purchase of Black Fox property

In September of 2002, Apollo completed a transaction (the “Glimmer Transaction”) to purchase the Glimmer property near the city of Timmins in the Province of Ontario. The Glimmer Transaction included purchase price consideration of approximately $2.0 million cash and 2,080,000 Apollo shares valued at approximately $2.9 million. The total cost of the property is included in property, plant and equipment. If the old Glimmer mine is developed and reaches commercial production, an additional $2.5 million (Cdn. $3.0 million) is due to the vendors to purchase the property free and clear of all encumbrances. The additional consideration will be recorded when it is more likely than not that it will be payable.

Subsequent to the acquisition, management commenced a new exploration project on adjacent targets under the name “Black Fox”. In the third quarter of 2003, following the delineation of proven and probable reserves, Black Fox was reclassified as an advanced development project whereby costs associated with the project will be capitalized until commercial production is reached.

5.	INVENTORIES

Inventories consists of:

	2004	2003
Concentrate inventory	$729	$98
Dore inventory	45	56
Materials and supplies	1,418	1,486
	$2,192	$1,640

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

6.	PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment at December 31 are as follows:

	2004			2003
	Cost	Accumulated Depreciation	Net Book Value	Net Book Value
Mine assets
Building, plant and equipment	$9,894	$2,156	$7,738	$6,094
Mining properties and development costs	26,098	1,692	24,406	13,444
	35,992	3,848	32,144	19,538
Mineral rights	5,455	-	5,455	5,452
Total property, plant and equipment	$41,447	$3,848	$37,599	$24,990

7.	RESTRICTED CERTIFICATE OF DEPOSIT

The restricted certificate of deposit represents cash that has been placed in trust as security to the State of Montana relating to the Company’s site closure obligations (see Note 11).

The Company has entered into an agreement with CNA, an insurer, to complete the bonding requirements at MTMI. CNA committed to an approximate $15 million 15-year term bonding facility which is not cancelable, unless MTMI fails to meet its requirements under the arrangement. The agreement obligates MTMI to make current payments of approximately $118,000 monthly until the balance in the trust account is equal to the penal sum of the CNA bond. The monthly payments are based on the current price of gold. The monthly payment will remain constant if the gold price stays the same. This number can be adjusted annually, if the gold price fluctuates. At December 31, 2004, the restricted certificate of deposit for bonding requirements at MTMI is approximately $3.8 million (2003 - $2.7 million).

8.	NOTES PAYABLE

The notes payable are secured by a fixed charge on certain machinery and equipment and bear interest at various rates between 2.76% and 7.5%, (2003 - 7.0% and 7.5%) and are repayable as follows:

2005	$789
2006	423
Total notes payable	1,212
Less current portion	(789)
Total long-term obligations	$423

9.	CONVERTIBLE DEBENTURE

On November 4, 2004 the Company completed a $10.5 million secured debenture offering consisting of $8.8 million special notes and $1.7 million special warrants (Note 12 (a) (i)). These special notes were converted into $8.8 million convertible secured debentures (the “Debentures”) and 5,253,750 warrants (the “Note Warrants”). The Debentures mature on November 4, 2007 and bear interest at a rate of 12% per annum, payable quarterly in arrears beginning on December 31, 2004. The Note Warrants expire on November 4, 2007 and are each exercisable for one common share of the Company at a price of $0.80 per common share.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

9.     CONVERTIBLE DEBENTURE (continued)

The Debentures are convertible, at the option of the holder, at any time prior to maturity or five days prior to redemption into common shares of the Company at a price of $0.75 per common share. The Company may not redeem the Debentures prior to November 4, 2005. Since redemption can be made either by cash or by common shares at the option of the Company, the Debentures are classified as a compound financial instrument for accounting purposes.

The value of the Debentures is comprised of a $5.6 million fair value of the Debentures, $2.2 million fair value of the holder’s option to convert the principal balance into common shares, and $0.9 million fair value of the Note Warrants. These components have been measured at their respective fair values on the date that the Debentures and Note Warrants were issued. The $5.6 million fair value of the Debentures is classified as a liability and the $3.1 million combined fair value of the conversion option and Note Warrants have been classified in shareholders’ equity. Over the three year term of the Debentures, the fair value of the Debentures are accreted to their future value. The periodic accretion of the Debentures is charged to accretion expense. For the year ended December 31, 2004, the Company recorded accretion of approximately $71,000 related to the Debentures as a charge to accretion expense with a corresponding credit to the liability component of the Debentures.

The Company incurred equity issuance costs of $0.4 million and deferred financing costs of $0.8 million. Deferred financing costs are amortized over the term of the Debenture.

In addition, the agents were granted 1,167,500 warrants as additional compensation in connection with the issuance of the Debentures. Each warrant entitles the holder to acquire one share at a price of $0.80 per share until November 4, 2006. In the event that the weighted average trading price of the Company’s shares on the TSX is more that $2.00 for 20 consecutive trading days, the Company has the right to cause the exercise of the warrants into shares. The fair value of these compensation warrants of $0.3 million is comprised of approximately $91,000 equity issuance costs and $0.2 million deferred financing costs to be amortized over the term of the Debenture.

During the year approximately $53,000 of deferred financing costs were charged to operations.

On October 7, 2004 the Company completed a bridge loan facility for $3.0 million, which was repaid in full from the proceeds of this offering. In connection with this bridge loan the agents were granted 1,000,000 compensation warrants with an exercise price of $0.80 expiring October 7, 2006. The fair value of these warrants of $0.3 million is treated as a financing cost.

10.	EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution 401(K) plan for all U.S. employees. Employees have the right to invest up to 25% of their respective earnings up to the statutory limits. The Company will match 100% of the first 6% invested. The vesting schedule is two years. All U.S. employees are eligible to participate on the first of the following month after their date of hire.

Due to cash constraints the Company match was discontinued on September 10, 2004.

The amounts charged to earnings for the Company’s defined contribution plan totaled $338,000, $449,000 and $337,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

11.	ACCRUED SITE CLOSURE COSTS

All of the Company’s operations are subject to reclamation and closure requirements. Although the ultimate amount of site restoration costs is uncertain, on a regular basis, the Company monitors these costs and together with third party engineers prepares internal estimates to evaluate their bonding requirements. The estimates prepared by management are then reconciled with the requirements of the State and Federal officials.

At December 31, 2004, the accrued site closure liability amounted to approximately $11.8 million (2003 - $9.1 million). This liability is based on third party engineer report dated October 15, 2004. The liability is covered by a combination of both surety bonds as well as a restricted certificate of deposit which in aggregate are valued at approximately $16.5 million.

In view of the uncertainties concerning future removal and site restoration costs, as well as the applicable laws and legislations, the ultimate costs to the Company could differ materially from the amounts estimated by management. Future changes, if any, due to their nature and unpredictability, could have a material impact and would be reflected prospectively, as a change in accounting estimate.

The following table summarizes the effect to the Company’s accrued site closure costs:

Balance, December 31, 2001	$-
Additions during the year upon acquisition of Nevoro (Note 4)	8,379
Accretion	300
Balance, December 31, 2002	8,679
Accretion	500
Expenditures	(31)
Balance, December 31, 2003	9,148
Accretion	820
Increase in reclamation assets	1,785
Balance, December 31, 2004	$11,753

The Company has estimated that the total obligations associated with the retirement of the Montana Tunnels mine at December 31, 2004 are approximately $18.3 million (2003 - $17.8 million). The $11.8 million (2003 - $9.1 million) fair value of these obligations is determined using a 7.5% credit adjusted risk-free discount rate and expected payment of obligations over sixteen years.

12.	SHARE CAPITAL

(a)	Shares issued in 2004

(i)  On November 4, 2004, in connection with the offering of Special Notes (Note 9), the Company issued 2,326,666 special warrants for proceeds of $1.4 million, net of expenses of $0.2 million and fair value of agent’s warrants of $50,000. Each special warrant was converted at no additional cost into one share and 0.6 share purchase warrant entitling the purchase of one share of the Company for three years at a price of $0.80 per share.

In connection with this offering, the agent received a commission of 6.5% of gross proceeds plus 232,667 compensation warrants, each warrant entitling the purchase of one share of the Company for two years at $0.80 per share.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

12.     SHARE CAPITAL (continued)

On December 31, 2004, the Company completed the first tranche of a private placement for 8,299,999 units with an exercise price of $0.75 for proceeds of $4.9 million, net of expenses of $0.7 million and fair value of underwriter’s units of $0.6 million. Each unit is convertible at no additional cost into one common share of the Company and 0.75 share purchase warrant with each whole share purchase warrant entitling the purchase of one share of the Company for two years at a price of $1.00 per share. In connection with this offering, 830,000 underwriter’s units were issued with the same terms as described above.

(ii)  On December 31, 2004, under a private placement financing, the Company issued 714,285 flow-through common shares, for aggregate proceeds of $0.5 million.

(iii)  Using the fair value based method of stock-based compensation, share issuance costs of $50,000 and $0.6 million were recognized for the compensation warrants and broker units. These amounts were determined using an option pricing model with the following weighted average assumptions: no dividends were paid, a volatility of the Company’s share price of 64%, and an expected life of the warrants of two years and annual risk-free rate of 3.48%.

(iv)  The Company issued 48,978 shares in part consideration to meet the earn in requirements of the Huizopa joint venture agreement with Argonaut Mines LLC.

(b)	Shares issued in 2003

On September 26, 2003, the Company issued 22,300,000 shares for proceeds of approximately $37.2 million, net of agent’s commissions of $2.2 million, expenses of $0.7 million and fair value of agent’s warrants of $0.4 million.

On October 27, 2003, the agents exercised their over-allotment option and the Company issued a further 2,132,300 shares for proceeds of $3.7 million, net of expenses of $0.2 million and fair value of agent’s warrants of $35,000.

The Company granted the agents 732,969 agent’s warrants with an exercise price of $1.67 (Cdn.$2.25) per warrant in connection with this issuance. These agent’s warrants expire in two years and vest immediately. Using the fair value based method for stock-based compensation, share issuance costs of approximately $0.4 million were recognized. This amount was determined using an option pricing model assuming no dividends were paid, a volatility of the Company’s share price of 53%, an expected life of the warrants of two years, and annual risk-free rate of 3.50%.

(c)	Shares issued in 2002

(i)  In 2002, the Company completed a private placement financing of $20.8 million, net of issue costs in the form of non-interest bearing convertible secured debentures, in order to finance the acquisition of Nevoro. Upon completion of the Plan of Arrangement, the debentures were converted into 28,750,000 common shares and 7,187,500 warrants of the Company. In addition, the underwriters were granted 718,750 warrants as additional compensation in connection with the issuance of the convertible debentures. Each warrant entitles the holder to acquire one share at a price of $1.60 per share until March 21, 2004. An amount of $4.1 million was allocated to both sets of warrants and was presented as contributed surplus.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

12.     SHARE CAPITAL (continued)

(ii)  On September 13, 2002 the Company issued 4,963,000 special warrants convertible to common shares to raise an additional $6.9 million, net of share issue expenses of $0.7 million. The warrants were subsequently converted into common shares.

(iii)  On November 21, 2002, under a private placement financing, the Company issued 1,500,000 flow-through common shares as defined in subsection 66(15) of the Income Tax Act (Canada). The aggregate proceeds amounted to $2.9 million. The Company issued 93,750 additional common shares from treasury, with an assigned value of $0.2 million, as consideration to the underwriter in connection with this transaction.

(iv)  On December 23, 2002, the Company issued 6,000,000 stock-warrant units under a private placement financing. Each unit consisted of one common share, and one-half of one common share purchase warrant. Each full common share purchase warrant entitled the holder to acquire from the Company, for a period of four years, at a price of $2.10 (Cdn.$3.25) per warrant, one additional common share. Each unit was issued at a price of $1.55 (Cdn.$2.40) for aggregate proceeds of $9.3 million, net of issuance expenses of $1.0 million. Of the original proceeds, $2.1 million was allocated to the related warrants and was presented as contributed surplus. During fiscal 2003 6,000,000 units were converted into common shares.

(d)	Warrants

The following summarizes outstanding warrants as at December 31, 2004:

Warrants	Number of Shares	Exercise Price	Expiry Date
653,277	653,277	$1.67	September 26, 2005
63,969	63,969	1.67	October 26, 2005
1,000,000	1,000,000	0.80	October 7, 2006
232,667	232,667	0.80	November 4, 2006
1,167,500	1,167,500	0.80	November 4, 2006
3,000,000	3,000,000	2.10	December 23, 2006
622,499	622,499	1.00	December 31, 2006
6,224,999	6,224,999	1.00	December 31, 2006
5,253,600	5,253,600	0.80	November 4, 2007
1,396,000	1,396,000	0.80	November 4, 2007
19,614,511	19,614,511

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

12.     SHARE CAPITAL (continued)

(e)	Options

A summary of information concerning outstanding stock options at December 31, 2004 is as follows:

	Fixed Stock Options		Performance-based Stock Options
	Number of Common Shares	Weighted Average Exercise Price	Number of Common Shares	Weighted Average Exercise Price
Balances, December 31, 2001	68,855	$44.14	-	$-
Options granted	-	-	2,780,412	0.80
Options cancelled	(68,855)	44.14	-	-
Balances, December 31, 2002	-	-	2,780,412	0.80
Options granted	2,039,100	2.20	-	-
Options exercised	-	-	(158,616)	0.80
Options cancelled	(151,800)	2.24	(121,642)	0.80
Balances, December 31, 2003	1,887,300	2.20	2,500,154	0.80
Options granted	689,300	1.84	-	-
Options exercised	-	-	(399,054)	0.80
Options cancelled	(380,300)	2.22	(196,344)	0.80
Balances, December 31, 2004	2,196,300	$2.10	1,904,756	$0.80

(i)  Fixed stock option plan

The Company has a stock option plan that provides for the granting of options to directors, officers, employees and service providers of the Company.

The following table summarizes information concerning outstanding and exercisable fixed stock options at December 31, 2004:

Options Outstanding			Options Exercisable
Number Outstanding	Expiry Date	Weighted Average Exercise Price per Share	Number Exercisable	Weighted Average Exercise Price per Share
1,505,200	February 18, 2013	$2.24	752,600	$2.24
2,600	March 28, 2013	2.34	1,300	2.34
70,000	August 22, 2013	2.12	35,000	2.12
100,000	November 13, 2013	1.67	50,000	1.67
347,000	March 10, 2014	2.05	-	-
119,900	May 19, 2014	1.44	-	-
42,800	August 10, 2014	0.95	-	-
8,800	November 10, 2014	0.60	-	-
2,196,300		$2.10	838,900	$2.20

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

12.     SHARE CAPITAL (continued)

(ii)  Performance-based stock option plan

As part of the Nevoro acquisition, 2,780,412 performance-based options with an expiry date of June 25, 2007 were granted to certain directors, officers and employees, and are subject to a reduction if certain performance criteria are not met. Furthermore, certain senior executives are entitled to receive 530,000 performance-based common shares subject to a reduction if certain performance criteria are not met.

In fiscal 2002, one-half of the performance-based options and common shares vested based upon the established performance criteria. The balance of the options vest based upon the established fiscal 2003 performance criteria. Furthermore, one half of the related performance-based common shares were approved for issuance in 2003 based upon the fiscal 2002 performance and the balance of the shares vest based upon the established fiscal 2003 performance criteria. In March of 2004 the 2003 performance criteria were established. An expense of $376 has been recorded in fiscal 2003 in the statement of operations relating to the fair value expense of the performance-based common shares vesting in fiscal 2004 and credited to contributed surplus. As of December 31, 2004 there are 1,904,756 performance-based stock options outstanding.

(f)	Stock-based compensation

The fair value of each option granted is estimated at the time of grant using the Black-Scholes option pricing model with weighted average assumptions for grants as follows:

	2004	2003	2002
Risk free interest rate	3.141%	3.534%	3.550%
Dividend yield	0%	0%	0%
Volatility	57%	75%	92%
Expected life in years	5%	5%	2%

As the Company has selected the retroactive without restatement method for reporting the change in accounting policy related to stock compensation expense (Note 3 (p)), the Company must disclose the impact on net loss and net loss per share as if the fair value based method of accounting for stock-based compensation had been applied in 2003 and 2002.
	2003	2002
Net loss
As reported	$(14,090)	$(15,180)
Compensatory fair value of options	(3,871)	(1,980)
Pro forma	$(17,961)	$(17,160)
Basic and diluted loss per share
As reported	$(0.26)	$(0.79)
Pro forma	(0.33)	(0.89)

The weighted average grant-date fair value of stock options granted during 2004 was $1.84.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

12.     SHARE CAPITAL (continued)

(g)	Issuable common shares

The Company is committed under a previous agreement to issue such number of fully paid common shares as shall have a market value of $0.2 million. To date none of these shares have been issued.

13.	INCOME TAXES

The Company did not record a provision or benefit for income taxes for the periods ended December 31, 2004, 2003 and 2002, due to the availability of net operating loss carryforwards and the uncertainty of their future realization.

The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian federal and provincial income tax rates to the loss before tax provision due to the following:

	2004	2003	2002
Statutory tax rate	35.62%	37.62%	39.62%
Recovery of income taxes computed at standard rates	$9,722	$5,940	$6,175
Lower foreign tax rates	150	(425)	(731)
Tax losses not recognized in the period that the benefit arose	(9,872)	(5,515)	(5,444)
	$-	$-	$-

The tax effects of temporary differences that would give rise to significant portions of the future tax assets and future tax liabilities at December 31, were as follows:

	2004	2003
Future income tax assets (liabilities)
Net operating losses carried forward	$37,676	$35,799
Foreign exploration and development expenses	1,871	1,784
Accrued site closure costs	4,251	3,195
Other	2,542	1,303
	46,340	42,081
Less: Valuation allowance	(56,422)	(42,042)
Net future income tax asset	(10,082)	39
Property, plant and equipment	10,082	(39)
	$-	$-

Utilization of the net operating losses carried forward and the foreign exploration and development expenses are subject to limitations.

At December 31, 2004, the Company has the following unused tax losses available for tax purposes:

Country	Amount	Expiry
Canada	$18,047	2005-2011
United States	86,400	2011-2024

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

14.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

(a)	Market risk

Due to the nature of the precious metals market, the Company is not dependent on a significant customer to provide a market for its refined gold and silver. However, if the Company had to change the smelters to which zinc, lead, and pyrite concentrates are shipped, the additional transportation costs could be considerable. Although it is possible that the Company could be directly affected by weaknesses in the metals processing business, the Company periodically monitors the financial condition of its customers.

Accounts receivable at December 31, 2004 are due from two customers.

(b)	The estimated fair value of the Company’s financial instruments was as follows:

	December 31,
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$6,886	$6,886	$25,832	$25,832
Short-term investments	-	-	5,855	5,855
Accounts receivable	2,963	2,963	3,861	3,861
Accounts payable	6,007	6,007	3,443	3,443
Accrued liabilities	1,795	1,795	1,571	1,571
Notes payable and other liabilities
Current	789	789	1,351	1,351
Non-current	423	423	980	980
Convertible debenture	5,538	5,538	-	-

The fair value of notes payable was determined using the discounted cash flows at prevailing market rates. The fair value of the Company’s other financial instruments was estimated to approximate their carrying value due primarily to the immediate or short-term maturity of these financial instruments.

(c)	Commodity contracts

The Company entered into commodity contracts, with Standard Bank London Limited, for gold in the aggregate amount of 100,000 ounces involving the use of combinations of put and call options. As of December 31, 2004 there are 16,000 ounces remaining on these contracts, all maturing in 2005. The contracts give the holder the right to buy, and the Company the right to sell, stipulated amounts of gold at the upper and lower exercise prices, respectively. The contracts continue through April 25, 2005 with a put option strike price of $295 per ounce and a call option strike price of $345 per ounce. As at December 31, 2004, the fair value of the contracts is a loss of $1.5 million (December 31, 2003 - $5.9 million).

The Company incorrectly accounted for the above commodity contracts with Standard Bank London Limited as hedges during each of the quarters ended March 31, June 30, and September 30, 2004. Quarterly losses for 2004 have been restated to reflect the correct accounting treatment for these commodity contracts. Under Canadian GAAP a freestanding derivative financial instrument that gives rise to a financial asset or financial liability that does not qualify for hedge accounting under AcG-13 should be recognized in the balance sheet and measured at fair value, with changes in fair value recognized currently in income. The Company adopted AcG-13 as of January 1, 2004 (Note 3 (o)). The previously reported and restated information is disclosed below:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

14.     FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

	Quarter 1		Quarter 2		Quarter 3
	As Reported	Restated	As Reported	Restated	As Reported	Restated
Statement of Operations
Revenue from discontinued operations (Note 22)	$8,455	$8,355	$6,580	$6,751	$5,327	$4,957
Realized and unrealized (loss) gain on commodity contracts (Note 22)	-	(523)	-	1,685	-	(646)
Net loss	(4,509)	(5,132)	(10,761)	(8,905)	(10,213)	(11,229)
Deficit	(80,530)	(81,153)	(91,291)	(90,058)	(101,504)	(101,287)
Basic and diluted loss per share	(0.06)	(0.07)	(0.14)	(0.11)	(0.13)	(0.14)

15.	COMMITMENTS AND CONTINGENCIES

(a)	Environmental

The Company’s mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

(b)	Litigation and claims

The Company is from time to time involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which it may be required to pay by reason thereof, will have a material effect on the financial conditions or future results of operations of the Company.

16.	LEASE COMMITMENTS

Minimum lease payments under capital and non-cancelable operating leases and the present value of net minimum payments at December 31, 2004 were as follows:

	Capital Leases	Operating Leases
2005	$9	$293
2006	7	247
2007	-	97
2008	-	25
Total	$16	$662
Less imputed interest	-
Total present value of minimum capitalized payments	16
Less current portion of capital lease obligations	9
Long-term capital lease obligations	$7

Rent expense under non-cancelable operating leases was $81,000, $87,000 and $17,000 for 2004, 2003 and 2002, respectively. The current portion of the capital lease obligations is included in current

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

16.     LEASE COMMITMENTS (continued)

portion of notes payable and the long-term portion is included in long-term portion of notes payable in the consolidated balance sheets.

17.	NET CHANGE IN NON-CASH OPERATING WORKING CAPITAL ITEMS

	2004	2003	2002
(Increase) decrease in:
Accounts receivable	$898	$(1,656)	$(692)
Prepaids	165	(25)	(64)
Inventories	(552)	(133)	(362)
Increase (decrease) in:
Accounts payable	2,564	28	175
Accrued liabilities	224	550	223
Property and mining taxes payable	124	142	(84)
	$3,423	$(1,094)	$(804)

18.	RELATED PARTY TRANSACTIONS

The Company had the following related party transactions during each of the years in the three-year period ended December 31, 2004:

	2004	2003	2002
Legal fees paid to two law firms, a partner of each firm is a director of the Company	$549	$795	$153
Consulting services paid to a relative of an officer and director of the Company	6	64	63

These transactions are in the normal course of business and are measured at the exchange amount which is the consideration established and agreed to by the related parties.

19.	SEGMENTED INFORMATION

Apollo operates the Montana Tunnels Mine in the United States and the Black Fox development project in Canada. The reportable segments have been determined at the level where decisions are made on the allocation of resources and capital and where performance is measured. The Nevada Assets have been reported as discontinued operations (Note 22). The accounting policies for these segments are the same as those followed by the Company as a whole.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

19. SEGMENTED INFORMATION (continued)

Amounts as at December 31, 2004 are as follows:

	Montana Tunnels	Black Fox	Corporate and Other	Total
Cash and cash equivalents	$(260)	$53	$7,093	$6,886
Other non-cash current assets	4,985	151	128	5,264
	4,725	204	7,221	12,150
Property, plant and equipment	17,239	19,560	800	37,599
Restricted certificate of deposit	3,752	562	57	4,371
Deferred financing costs	-	-	901	901
Total assets	$25,716	$20,326	$8,979	$55,021

Current liabilities	$6,943	$481	$2,237	$9,661
Notes payable and convertible debenture	423	-	5,538	5,961
Accrued site closure costs	11,753	-	-	11,753
Total liabilities	$19,119	$481	$7,775	$27,375

Amounts as at December 31, 2003 are as follows:

	Montana Tunnels	Black Fox	Corporate and Other	Total
Cash and cash equivalents	$754	$95	$24,983	$25,832
Short-term investments	-	-	5,855	5,855
Other non-cash current assets	5,345	71	359	5,775
	6,099	166	31,197	37,462
Property, plant and equipment	15,559	8,914	517	24,990
Restricted certificate of deposit	2,663	377	44	3,084
Total assets	$24,321	$9,457	$31,758	$65,536

Current liabilities	$6,140	$507	$664	$7,311
Notes payable	980	-	-	980
Accrued site closure costs	9,148	-	-	9,148
Total liabilities	$16,268	$507	$664	$17,439

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

19. SEGMENTED INFORMATION (continued)

Amounts for the years ended December 31, 2004, 2003 and 2002 are as follows:

	Year Ended December 31, 2004
	Montana Tunnels	Black Fox	Corporate and Other	Total
Revenue from sale of minerals	$38,254	$-	$-	$38,254
Direct operating costs	52,473	-	-	52,473
Depreciation and amortization	2,527	-	113	2,640
General and administrative	-	-	7,095	7,095
Share-based compensation	-	-	767	767
Accrued site closure costs - accretion expense	820	-	-	820
Exploration and development	-	-	1,051	1,051
	55,820	-	9,026	64,846
Operating loss	(17,566)	-	(9,026)	(26,592)
Interest income	-	-	313	313
Interest expense	(141)	-	(111)	(252)
Foreign exchange loss and other	(111)	-	(653)	(764)
Loss from continuing operations	$(17,818)	$-	$(9,477)	$(27,295)
Investing activities Property, plant and equipment expenditures	$4,207	$10,646	$394	$15,247

	Year Ended December 31, 2003
	Montana Tunnels	Black Fox	Corporate and Other	Total
Revenue from sale of minerals	$30,858	$-	$-	$30,858
Direct operating costs	34,184	-	-	34,184
Depreciation and amortization	6,120	-	15	6,135
General and administrative	-	-	4,651	4,651
Share-based compensation	-	-	376	376
Accrued site closure costs - accretion expense	500	-	-	500
Exploration and development	-	1,553	564	2,117
	40,804	1,553	5,606	47,963
Operating loss	(9,946)	(1,553)	(5,606)	(17,105)
Interest income	-	-	213	213
Interest expense	(152)	-	(53)	(205)
Foreign exchange (loss) gain and other	-	(271)	1,578	1,307
Loss from continuing operations	$(10,098)	$(1,824)	$(3,868)	$(15,790)
Investing activities Property, plant and equipment expenditures	$4,184	$3,937	$531	$8,652

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

19.     SEGMENTED INFORMATION (continued)

	Year Ended December 31, 2002
	Montana Tunnels	Black Fox	Corporate and Other	Total
Revenue from sale of minerals	$-	$-	$-	$-
Direct operating costs	12,129	-	30	12,159
Depreciation and amortization	-	-	-	-
General and administrative	-	-	2,286	2,286
Share-based compensation	-	-	615	615
Accrued site closure costs - accretion expense	300	-	-	300
Exploration and development	114	-	337	451
	12,543	-	3,268	15,811
Operating loss	(12,543)	-	(3,268)	(15,811)
Interest income	29	-	47	76
Interest expense	(260)	-	(268)	(528)
Foreign exchange gain (loss) and other	236	(99)	541	678
Loss from continuing operations	$(12,538)	$(99)	$(2,948)	$(15,585)
Investing activities Property, plant and equipment expenditures	$1,967	$4,977	$-	$6,944

20.	DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company prepares its consolidated financial statements in accordance with Canadian GAAP. The following adjustments and/or additional disclosures would be required in order to present the financial statements in accordance with U.S. GAAP and with practices prescribed by the United States Securities and Exchange Commission for the years ended December 31, 2004, 2003 and 2002.

Material variances between financial statement items under Canadian GAAP and the amounts determined under U.S. GAAP are as follows:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

20.     DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

Consolidated Balance Sheets as at December 31, 2004 and 2003

	Property Plant and Equipment	Non-Current Assets Held for Sale	Deferred Financing	Convertible Debentures	Share Capital	Equity Component of Convertible Debenture	Contributed Surplus	Deficit
As at December 31, 2004, Canadian GAAP	$37,599	$32,104	$901	$5,538	$141,795	$1,815	$9,627	$(107,028)
Impairment of property, plant and equipment, and change in depreciation and amortization(b)	(4,848)	-	-	-	-	-	-	(4,848)
Black Fox development costs(c)	(14,048)	-	-	-	-	-	-	(14,048)
Convertible debenture(d)(i)	-	-	350	2,321	-	(1,815)	123	(279)
Convertible debenture(d)(ii)	-	-	-	-	-	-	20,675	(20,675)
Commodity c ontracts(e)	-	(1,340)	-	-	-	-	-	(1,340)
Flow-through common shares(f)	-	-	-	-	(238)	-	-	238
As at December 31, 2004, U.S. GAAP	$18,703	$30,764	$1,251	$7,859	$141,557	$-	$30,425	$(147,980)

	Property, Plant and Equipment	Current Liabilities Held for Sale	Non-Current Liabilities Held for Sale	Share Capital	Contributed Surplus	Deficit
As at December 31, 2003, Canadian GAAP	$24,990	$6,515	$14,766	$120,624	$7,172	$(70,170)
Share-based compensation(a)	-	-	-	-	4,343	(4,343)
Impairment of property, plant and equipment, and change in depreciation and amortization(b)	(5,543)	-	-	-	-	(5,543)
Black Fox development costs(c)	(3,643)	-	-	-	-	(3,643)
Convertible debenture((d)(ii))	-	-	-	-	20,675	(20,675)
Commodity contracts(e)	-	(551)	5,911	-	-	(5,360)
Flow-through common shares(f)	-	-	-	(238)	-	238
As at December 31, 2003, U.S. GAAP	$15,804	$5,964	$20,677	$120,386	$32,190	$(109,496)

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

20.     DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

Under U.S. GAAP, the net loss and net loss per share would be adjusted as follows:

	2004	2003	2002
Loss from continuing operations for the year ended December 31, based on Canadian GAAP	$(27,295)	$(15,790)	$(15,585)
Cumulative effect of change in accounting policy (a)	(1,508)	-	-
Share based compensation (a)	-	(1,739)	(2,604)
Change in depreciation of property, plant and equipment (b)	695	(87)	(5,456)
Black Fox development costs (c)	(10,405)	(3,643)	-
Convertible debenture ((d)(i))	(279)	-	-
Convertible debenture ((d)(ii))	-	-	(20,675)
Flow-through shares premium paid in excess of market value (f)	-	238	-
Loss from continuing operations for the year based on U.S. GAAP	(38,792)	(21,021)	(44,320)
(Loss) income from discontinued operations for the year based on Canadian GAAP	(3,712)	1,700	405
Commodity contract loss (e)	4,020	(3,095)	(2,265)
Income (loss) from discontinued operations for the year based on U.S. GAAP	308	(1,395)	(1,860)
Net loss for the year based on U.S. GAAP	$(38,484)	$(22,416)	$(46,180)
Comprehensive loss ……………………………………………………...	$(38,484)	$(22,416)	$(46,180)
Basic and diluted loss per share in accordance with U.S. GAAP:
Continuing operations	$(0.49)	$(0.38)	$(2.30)
Discontinued operations	0.00	(0.03)	(0.09)
Net loss per share - U.S. GAAP basic and diluted	$(0.49)	$(0.41)	$(2.39)

(a)	Share-based compensation

Under Canadian GAAP, effective January 1, 2004, the Company adopted the amended recommendations of CICA Handbook Section 3870 (Note 3 (p)). Under U.S. GAAP, effective January 1, 2004, the Company adopted the modified prospective method of accounting for stock-based compensation recommended in SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS 148”) resulting in a cumulative effect of change in accounting policy of $1.5 million. Prior to January 1, 2004, the Company measured its employee stock-based awards using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. As required by SFAS 148, the Company must disclose the impact on net income and basic and diluted loss per share as if the fair value based method had been applied in the comparative periods.

	2004	2003	2002
Net loss based on U.S. GAAP	$(38,484)	$(22,416)	$(46,180)
Stock option expense as reported	767	2,115	3,219
Pro forma stock option expense	(767)	(4,247)	(2,595)
Net loss - pro forma	$(38,484)	$(24,548)	$(45,556)
Net loss	$(0.49)	$(0.41)	$(2.39)
Stock option expense as reported	0.01	0.04	0.17
Pro forma stock option expense	(0.01)	(0.08)	(0.14)
Net loss per share, basic - pro forma	$(0.49)	$(0.45)	$(2.36)

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

20.     DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

(b)	Impairment of property, plant and equipment

Under Canadian GAAP, write-downs for impairment of property, plant and equipment are determined using current proven and probable reserves and mineral resources expected to be converted into mineral reserves. Under U.S. GAAP, write-downs are determined using current proven and probable reserves. Accordingly, for U.S. GAAP purposes, an impairment of property, plant and equipment and an adjustment to the related depreciation has been recorded.

(c)	Black Fox Project

Under Canadian GAAP, mining development costs at the Black Fox Project have been capitalized. Under U.S. GAAP, these expenditures are expensed as incurred. Accordingly, for U.S. GAAP purposes, a reduction in property, plant and equipment of $14.1 million has been recorded as at December 31, 2004.

(d)	Convertible debenture

(i)  Under Canadian GAAP, the convertible debentures were recorded as a compound financial instrument including detachable note warrants (Note 9). On issuance in November 2004, under U.S. GAAP, the detachable note warrant is similarly treated as an equity instrument with the remainder of the convertible debentures treated as a liability. Further, under U.S. GAAP, the beneficial conversion feature determined using the effective conversion price based on the proceeds allocated to the convertible debenture in accordance with EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, is allocated to contributed surplus. This discount on the debenture is recognized as additional interest expense immediately as the debt is convertible at the date of issuance. Canadian GAAP does not require the recognition of any beneficial conversion feature.

(ii)  Under Canadian GAAP, the convertible debentures were recorded as an equity instrument on issuance in March 2002. Under U.S. GAAP, on issuance, the convertible debenture would have been recorded as a liability and reclassified to equity only upon conversion. Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares and warrants issuable on conversion of the debenture, measured on the commitment date, over the amount of the proceeds to be allocated to the common shares and warrants upon conversion, would be allocated to contributed surplus. This results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture and any unamortized balance is expensed immediately upon conversion of the debenture. Accordingly, for U.S. GAAP purposes, the Company has recognized a beneficial conversion feature and debenture issuance costs of $20.7 million in the year ended December 31, 2002. Canadian GAAP does not require the recognition of any beneficial conversion feature.

(e)	Non-current assets held for sale (Commodity contracts)

Prior to January 1, 2004 under U.S. GAAP unrealized gains and losses on the put and call option contracts were recorded in the statement of operations. As of January 1, 2004, the Company adopted the provisions of AcG-13 (Note 3 (o)) and unrealized gains and losses on these contracts are now recorded in the statement of operations under Canadian GAAP. As described in Note 14 (c) quarterly losses for 2004 have been restated to reflect the correct accounting treatment for these commodity contracts in accordance with Canadian GAAP.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

20.     DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

	Quarter 1		Quarter 2		Quarter 3
	As reported	Restated	As reported	Restated	As reported	Restated
Realized and unrealized gain (loss) on commodity contracts	$819	$1,005	$1,431	$1,005	$916	$1,005
Net loss	$(7,051)	$(7,488)	$(13,430)	$(12,000)	$(11,926)	$(12,853)
Unrealized gain (loss) on cash flow hedges	(437)	-	1,430	-	(927)	-
Comprehensive loss	$(7,488)	$(7,488)	$(12,000)	$(12,000)	$(12,853)	$(12,853)

(f)	Flow-through common shares

Under Canadian income tax legislation, a company is permitted to issue shares whereby the Company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Canadian GAAP. At the time of issue, the funds received are recorded as share capital. For U.S. GAAP, the premium over (discount from) market value is credited (debited) to other liabilities (deferred costs) and included in income as the qualifying expenditures are made.

Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP. As at December 31, 2004, unexpended flow-through funds were $0.6 million (December 31, 2003 - $Nil).

(g)	Comprehensive income

Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income” (“SFAS 130”) establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement. For the Company, the only component of comprehensive loss is the net loss for the period.

(h)	Recently issued accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs an amendment of ARB No. 43, Chapter 4, which amends Chapter 4 of ARB No. 43 that deals with inventory pricing. The Statement clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and spoilage. Under previous guidance, paragraph 5 of ARB No. 43, chapter 4, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. This Statement eliminates the criterion of “so abnormal” and requires that those items be recognized as current period charges. Also, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, although earlier application is permitted for fiscal years beginning after the date of issuance of this Statement. Retroactive application is not permitted. Management is analyzing the requirements of this new Statement and believes that its

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

20.     DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

adoption will not have any significant impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets an amendment of APB No. 29. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date this Statement is issued. Retroactive application is not permitted. Management is analyzing the requirements of this new Statement and believes that its adoption will not have any significant impact on the Company’s financial position, results of operations or cash flows.

In December 2003, the FASB revised FIN No. 46, “Consolidation of Variable Interest Entities”, which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” to those entities (defined as VIEs) in which either the equity at risk is not sufficient to permit that entity to finance its activities without additional subordinated financial support from other parties, or equity investors lack voting control, an obligation to absorb expected losses or the right to receive expected residual returns. FIN No. 46(R) requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE. FIN No. 46(R) was effective for the company in the first quarter, and there was no material impact on its financial position, results of operations or cash flows from adoption.

On September 30, 2004, the EITF reached a consensus on Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”), which addresses when the dilutive effect of contingently convertible debt instruments should be included in diluted earnings (loss) per share. EITF 04-8 requires that contingently convertible debt instruments be included in the computation of diluted earnings (loss) per share regardless of whether the market price trigger has been met. EITF 04-8 also requires that prior period diluted earnings (loss) per share amounts presented for comparative purposes be restated. Upon ratification by the Financial Accounting Standards Board (“FASB”), EITF 04-8 will become effective for reporting periods ending after December 15, 2004. The adoption of EITF 04-8 did not have an impact on diluted earnings (loss) per share.

During 2004, the Emerging Issues Task Force (“EITF”) formed a committee (the “Committee”) to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, Business Combinations (“SFAS No. 141”) to business combinations within the mining industry and the capitalization of costs after the commencement of production, including deferred stripping.

In March 2004, the EITF reached a consensus, based upon the Committee’s deliberations and ratified by the FASB, that mineral interests conveyed by leases should be considered tangible assets. On April 30, 2004, the FASB issued a FASB Staff Position (“FSP”) amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FSP is effective for the first reporting period

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

20.     DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

beginning after April 29, 2004, with early adoption permitted. The Company does not expect that the adoption of this statement will have a material impact on the Company’s financial position or results of operations.

In March 2004, the EITF reached a consensus on EITF 04-3, Mining Assets, Impairment and Business Combinations, which addresses that value beyond proven and probable reserves (VBPP) should be included in the value allocated to mining assets in a purchase price allocation and that the cash flows associated with VBPP in estimates of future cash flows (both undiscounted and discounted) used for determining whether a mining asset is impaired under Statement 144. The EITF is effective for resulting periods beginning after Board ratification, March 31, 2004, with early adoption permitted. The Company does not expect that the adoption of this statement will have a material impact on the Company’s financial position or results of operation.

21.	SUBSEQUENT EVENTS

On January 12, 2005, the Company completed the second tranche of a private placement of 4,200,000 units with an exercise price of $0.75 for proceeds of $3.1 million, net of expenses of $0.2 million and fair value of broker’s units of $0.3 million. Each unit is convertible at no additional cost into one common share of the Company and 0.75 share purchase warrant with each whole share purchase warrant entitling the purchase of one share of the Company for two years at a price of $1.00 per share. In connection with this offering, 420,000 broker units were issued with the same terms as described above.

22.	ASSETS HELD FOR SALE

During the second quarter of 2005, the Company adopted a plan to dispose of the Nevada Assets.

The Company’s assets held for sale, the Nevada Assets, include the Florida Canyon Mine, an open pit heap leach operation located in the State of Nevada; the Standard Mine, an open pit heap leach operation situated 8 kilometers south of the Florida Canyon Mine, which shares common facilities, such as warehousing, administration and the gold recovery plant with the Florida Canyon Mine; and four exploration properties located near the Florida Canyon Mine. Mining activities at the Florida Canyon Mine were temporarily suspended on March 1, 2005, although gold production continues from the leach pad. The Standard Mine was developed during 2004 and 2005 and entered into commercial production on June 1, 2005.

The following tables present summarized financial information related to discontinued operations:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements - (Continued)

22.     ASSETS HELD FOR SALE (continued)

	December 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$61	$19
Broken ore on leach pad - current	8,960	9,594
Other non-cash current assets	1,489	2,263
Current assets held for sale	10,510	11,876
Broken ore on leach pad - long-term	4,824	1,827
Property, plant and equipment	20,945	13,529
Restricted certificate of deposit	4,995	3,809
Deferred loss on commodity contracts (Note 14)	1,340	-
Non-current assets held for sale	32,104	19,165
Total assets held for sale	42,614	31,041

LIABILITIES
Current liabilities held for sale	8,224	6,515
Notes payable	376	2,295
Accrued site closure costs	14,439	12,471
Non-current liabilities held for sale	14,815	14,766
Total liabilities held for sale	23,039	21,281
Net assets held for sale	$19,575	$9,760

	Year Ended December 31,
	2004	2003	2002
Revenue from sale of minerals	$26,487	$35,983	$20,410
Direct operating costs	26,190	28,535	15,696
Depreciation and amortization	2,581	3,731	3,488
Accretion expense	598	780	471
Royalty expenses	669	898	508
	30,038	33,944	20,163
Operating (loss) income	(3,551)	2,039	247
Interest expense	(216)	(339)	(463)
Other	(177)	-	621
Realized and unrealized gain on commodity contracts (Note 14)	232	-	-
(Loss) income from discontinued operations	$(3,712)	$1,700	$405